           Exhibit (b)

           Credit Agreement

CREDIT AGREEMENT
among
UBS M2 FUND, L.L.C.
UBS PW EQUITY OPPORTUNITY FUND, LTD.
UBS EVENT FUND, L.L.C.
UBS CREDIT RECOVERY FUND, L.L.C.
UBS MASTERS FUND, L.L.C.
UBS TECHNOLOGY PARTNERS, L.L.C.
UBS EQUITY OPPORTUNITY FUND, L.L.C.
UBS EQUITY OPPORTUNITY FUND II, L.L.C.
PW TECHNOLOGY FUND, LTD.
UBS MULTI-STRAT FUND, L.L.C.
UBS ACTIVIST PARTNERS, L.L.C.
as Borrowers
and
BANK OF MONTREAL
dated as of
July 29, 2008

TABLE OF CONTENTS

SECTION	HEADING	PAGE

SECTION 1.	THE CREDIT FACILITIES	1
Section 1.1.	Revolving Credit Commitment	1
Section 1.2.	The Loans	2
Section 1.3.	Manner of Borrowing	3
Section 1.4.	Applicable Interest Rates	3
Section 1.5.	Borrowers’ Obligations Several	3
Section 1.6.	Withdrawal of Borrowers	4
SECTION 2.	FEES, PREPAYMENTS, REDUCTIONS, AND TERMINATIONS	4
Section 2.1.	Commitment Fees	4
Section 2.2.	Optional Prepayments	4
Section 2.3.	Mandatory Prepayments—Asset Coverage	5
Section 2.4.	Termination By Borrowers	5
Section 2.5.	Change in Capital Adequacy Requirements	5
SECTION 3.	PLACE AND APPLICATION OF PAYMENTS	6
SECTION 4.	DEFINITIONS; INTERPRETATION	6
Section 4.1.	Definitions	6
Section 4.2.	Interpretation	11
SECTION 5.	REPRESENTATIONS AND WARRANTIES	11
Section 5.1.	Organization and Qualification	11
Section 5.2.	Subsidiaries	12
Section 5.3.	Financial Reports	12
Section 5.4.	Litigation and Other Controversies; Taxes; Approvals	12
Section 5.5.	ERISA	12
Section 5.6.	Compliance with Laws	13
Section 5.7.	No Default	13
Section 5.8.	Accurate Information	13
Section 5.9.	Enforceability	13
Section 5.10.	No Default Under Other Agreements	13
Section 5.11.	Governmental Regulations	13
Section 5.12.	Federal Reserve Regulations; Use of Loan Proceeds	13
Section 5.13.	No Material Adverse Change	14
Section 5.14.	Prospectuses	14
SECTION 6.	CONDITIONS PRECEDENT	14
Section 6.1.	Conditions to Initial Loan	14
Section 6.2.	Conditions to Each Loan	15
SECTION 7	COVENANTS	15
Section 7.1.	Maintenance of Property	15
Section 7.2.	Taxes	16
Section 7.3.	Maintenance of Insurance	16
Section 7.4.	Financial Reports	16
Section 7.5.	Inspection	18
Section 7.6.	Consolidation and Merger	18
Section 7.7.	Transactions with Affiliates	18
Section 7.8.	Liens	18
Section 7.9.	Borrowings and Guaranties	19
Section 7.10.	Investments, Loans, Advances and Acquisitions	19
Section 7.11.	Sale of Property	19
Section 7.12.	Notice of Suit or Adverse Change in Business	20
Section 7.13.	ERISA	20
Section 7.14.	Dividends and Certain Other Restricted Payments	20
Section 7.15.	Registered Investment Company	20
Section 7.16.	Compliance with Prospectus	20
Section 7.17.	Amendment of Certain Documents	21
Section 7.18.	Fiscal Year	21
Section 7.19.	Subsidiaries	21
Section 7.20.	Change in Custodian	21
Section 7.21.	Margin Stock	21
Section 7.22.	Asset Coverage	21
Section 7.23.	Use of Proceeds	21
Section 7.24.	Maximum Leverage Ratio	21
Section 7.25.	Minimum Number of Investment Managers	21
Section 7.26.	Maximum Twelve Month Loss	21
SECTION 8.	EVENTS OF DEFAULT AND REMEDIES	22
Section 8.1.	Events of Default Defined	22
Section 8.2.	Remedies for Non-Bankruptcy Defaults	23
Section 8.3.	Remedies for Bankruptcy Defaults	23
SECTION 9.	MISCELLANEOUS	24
Section 9.1.	Amendments and Waivers	24
Section 9.2.	No Waiver of Rights	24
Section 9.3.	Holidays	24
Section 9.4.	Documentary Taxes	24
Section 9.5.	Survival of Representations	24
Section 9.6.	Notices	24
Section 9.7.	Costs and Expenses; Indemnification	25
Section 9.8.	Submission to Jurisdiction; Waiver of Jury Trial	25
Section 9.9.	Counterparts	26
Section 9.10.	Successors and Assigns; Governing Law; Entire Agreement	26
Section 9.11.	Confidentiality	26
Section 9.12.	Table of Contents and Headings	26

Signature Page	27

EXHIBIT A	—	Revolving Credit Note
EXHIBIT B	—	Opinion of Counsel for U.S. Borrowers
EXHIBIT C	—	Opinion of Counsel for the Cayman Borrowers
EXHIBIT D	—	Compliance Certificate
Schedule 1.1	—	Certain Limits
Schedule 1.3(a)	—	Form of Borrowers’ Notice

CREDIT AGREEMENT

This Credit Agreement is entered into as of July 29, 2008, by and among UBS PW EQUITY OPPORTUNITY FUND, LTD., an exempted company incorporated under the Companies Law, as amended, of the Cayman Islands (“Cayman Equity Opportunity Fund”), PW TECHNOLOGY FUND, LTD., an exempted company incorporated under the Companies Law, as amended, of the Cayman Islands (“PW Technology Fund”), UBS EQUITY OPPORTUNITY FUND II, L.L.C., a Delaware limited liability company (“Equity Opportunity Fund II”), UBS EQUITY OPPORTUNITY FUND, L.L.C., a Delaware limited liability company (“Equity Opportunity Fund”), UBS CREDIT RECOVERY FUND, L.L.C., a Delaware limited liability company (“Recovery Fund”), UBS EVENT FUND, L.L.C., a Delaware limited liability company (“Event Fund”), UBS TECHNOLOGY PARTNERS, L.L.C., a Delaware limited liability company (“Technology Partners”), UBS M2 FUND, L.L.C., a Delaware limited liability company (“UBS M2 Fund”), UBS MASTERS FUND, L.L.C., a Delaware limited liability company (“Masters Fund”), UBS Multi-Strat Fund, L.L.C., a Delaware limited liability company (“Multi-Strat”) and UBS Activist Partners, L.L.C., a Delaware limited liability company (“Activist Partners” and, together with Cayman Equity Opportunity Fund, PW Technology Fund, Equity Opportunity Fund II, Equity Opportunity Fund, Recovery Fund, Event Fund, Technology Partners, UBS M2 Fund, Masters Fund and Multi-Strat, individually a “Borrower” and collectively the “Borrowers”), and Bank of Montreal, a Canadian chartered bank acting through its Chicago branch. All capitalized terms used herein without definition shall have the same meanings herein as such terms are defined in Section 4.1 hereof.

PRELIMINARY STATEMENT

The Borrowers have requested, and the Lender has agreed to make, a revolving credit (the “Revolving Credit”) available to the Borrowers on the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1.	THE CREDIT FACILITIES.

Section 1.1.     Revolving Credit Commitment. Subject to the terms and conditions hereof, the Lender agrees to extend a Revolving Credit to each Borrower which may be availed of by each Borrower from time to time during the period from and including the date hereof to but not including the Termination Date (the “Commitment Period”), at which time the commitment of the Lender to extend credit under the Revolving Credit shall expire. The maximum amount of the Revolving Credit which the Lender agrees to extend to the Borrowers shall be the Lender’s Commitment as then in effect. The Revolving Credit may be utilized by the Borrowers in the form of Loans, all as more fully hereinafter set forth, provided that, the aggregate principal amount of Loans outstanding at any one time shall not exceed the Commitment and the maximum aggregate amount of all Loans made to any Borrower at any one time outstanding shall not exceed the lesser of (a) the Commitment, and (b) such Borrower’s Borrowing Limit. During the Commitment Period, each Borrower may utilize the Revolving Credit by borrowing, repaying and reborrowing Loans in whole or in part, all in accordance with the terms and conditions of this Agreement. Loans shall be made available to the Borrowers on a first come, first served basis, provided, that, if the amount of Loans which some or all Borrowers would otherwise request on the same Business Day would exceed the Available Commitment, the Available Commitment will be apportioned among the Borrowers in accordance with resolutions adopted by the boards of directors of the Borrowers and the results of such apportionment will be reported in writing to the Lender by the Adviser.

Section 1.2.     The Loans. (a) Subject to the terms and conditions hereof, the Revolving Credit may be availed of by each of the Borrowers in the form of loans (individually a “Loan” and collectively the “Loans”). Each Loan shall be in a minimum amount of $250,000 or any greater amount that is an integral multiple of $50,000. Each Loan shall mature on the Termination Date.

(b)     Each Borrower hereby severally and unconditionally, but not jointly or jointly and severally, promises to pay to the Lender the then unpaid principal amount of each Loan made by the Lender to such Borrower on the Termination Date (or such earlier date on which the Loans become due and payable pursuant to this Agreement). Each Borrower hereby further severally, but not jointly or jointly and severally, agrees to pay to the Lender interest on the unpaid principal amount of the Loans made to such Borrower from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 1.4.

(c)     The Lender shall maintain in accordance with its usual practice an account or accounts evidencing Loans made to each Borrower by the Lender from time to time, including (i) the amounts of principal and interest due and payable or to become due and payable from each Borrower to the Lender hereunder, and (ii) the amount of any sum received by the Lender from each Borrower. The entries made in the accounts of the Lender maintained pursuant to this Section 1.2(c) shall, other than in the case of manifest error, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of each of the Borrowers therein recorded, provided, however, that the failure of the Lender to maintain any such account, or any error therein, shall not in any manner affect the obligation of any Borrower to repay (with applicable interest) the Loans made to such Borrower by the Lender in accordance with the terms of this Agreement.

(d)     Each Borrower shall execute and deliver to the Lender a promissory note evidencing the Loans of the Lender to such Borrower, substantially in the form of Exhibit A with appropriate insertions as to date and principal amount (individually a “Note” and collectively the “Notes”). Without regard to the principal amount of any Note stated on its face, the actual principal amount at any time outstanding and owing by the Borrower on account of a Note shall be the sum of all Loans made to such Borrower hereunder less all payments of principal actually received by the Lender with respect to such Loans.

Section 1.3.     Manner of Borrowing. (a) Notice to Lender. A Borrower shall give the Lender written notice with respect to any borrowing it intends to make under the Revolving Credit, and each such notice shall include the date of such borrowing and the principal amount thereof. Each such notice shall be in the form of Schedule 1.3(a) attached hereto and shall be given on a Business Day and must be received by the Lender prior to 2:30 p.m. Chicago time on the date any requested Loan is to be made. The proceeds of each Loan shall be made available to the Borrower requesting such Loan by being deposited in that Borrower’s account with the Lender or to such other account as such Borrower may direct in writing at the time a Loan is requested as provided in this Section 1.3; provided, however, that if prior to the time the Lender has disbursed the proceeds of such Loan an Event of Default or Potential Event of Default shall have occurred and be continuing, the Lender shall not be required to disburse such Loan. Anything to the contrary in this Agreement notwithstanding, the Lender may rely solely upon a written request it reasonably believes is made on behalf of an authorized representative of the relevant Borrower in making Loans hereunder. Each Borrower agrees to indemnify and hold the Lender harmless for any commercially reasonable action taken, including, without limitation, the making of Loans to such Borrower hereunder, or loss or expense incurred, by the Lender in good faith reliance upon such written request it reasonably believes is made by an authorized representative of such Borrower for a Loan; provided that such Borrower shall not be liable for any such action, loss or expense to the extent the same shall result directly from the gross negligence or willful misconduct of the Lender.

(b)     Disbursement of Loans. Not later than 4:00 p.m. Chicago time on the date of any requested advance of a borrowing, subject to Section 6 hereof, the Lender shall make available borrowing in funds immediately available at the principal office of the Lender in Chicago, Illinois or to such other account as the applicable Borrower may request in writing.

Section 1.4.     Applicable Interest Rates. (a) All Loans hereunder shall bear interest (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is made until maturity (whether by lapse of time, acceleration or otherwise) at a rate per annum equal to the sum of one and one-half of one percent (1.5%) plus the Fed Funds Rate from time to time in effect. Interest on the Loans shall be payable quarterly in arrears on the last day of each March, June, September and December in each year (commencing on the first such date occurring after the date hereof) and at maturity of the Notes, and interest accrued or outstanding after maturity of the Notes (whether by lapse of time, acceleration, or otherwise) shall be due and payable upon demand. Any change in the interest rate on the Loans resulting from a change in the Fed Funds Rate shall be effective on the date of the relevant change in the Fed Funds Rate.

(b)     If any payment of principal on any Loan is not made when due, such unpaid amount shall bear interest (computed on the basis of a year of 360 days and actual days elapsed) from the date such payment was due until paid in full, payable on demand, at a rate per annum equal to the sum of three and one-half of one percent (3.5%) plus the Fed Funds Rate from time to time in effect.

Section 1.5.     Borrowers’ Obligations Several. (a) Notwithstanding anything in any Loan Document to the contrary, each Borrower shall be liable for the repayment of the principal of, and interest on, Loans made to such Borrower and no other Borrower shall have any liability therefor. The parties hereto agree that with respect to all other amounts payable to the Lender under the Loan Documents, including, without limitation, commitment fees and reimbursement for legal expenses, each Borrower shall be liable only for its Pro Rata Share (as defined below) thereof. For purposes of this Agreement, “Pro Rata Share” shall mean, with respect to any Borrower with respect to any amount required to be paid by the Borrowers based on their Pro Rata Share thereof, that percentage determined by dividing the fair market value of such Borrower’s total assets by the sum of the fair market value of all of the Borrowers’ total assets, provided that the Pro Rata Shares of all Borrowers shall at all times equal 100%.

(b)     The obligations of each Borrower under this Agreement and the other Loan Documents shall be several and not joint. Notwithstanding anything to the contrary contained in this Agreement, the parties hereto acknowledge and agree that the sole source of payment of the obligations of each Borrower hereunder, including, without limitation, the principal of, and interest on, each Loan made to any Borrower, the fees payable pursuant to Section 2.1 and any other amounts payable hereunder shall be the revenues and assets of such Borrower, and not the revenues and assets of any other Borrower or any of its Affiliates (other than such Borrower).

Section 1.6.     Withdrawal of Borrowers. In the event any Borrower wishes to cease being a party to this Agreement, such Borrower shall give the Lender at least three Business Days’ advance written notice thereof. On the date specified in such notice and subject to the receipt by the Lender of the outstanding principal balance of all Loans made to such Borrower which are then outstanding together with any accrued and unpaid interest thereon and such Borrower’s Pro Rata Share of any accrued and unpaid fees and other amounts due hereunder, such Borrower will cease to be a “Borrower” hereunder, provided, however, that any obligations of such Borrower hereunder which would survive the termination of this Agreement pursuant to the terms hereof shall survive such Borrower’s withdrawal from this Agreement.

SECTION 2.	FEES, PREPAYMENTS, REDUCTIONS, AND TERMINATIONS.

Section 2.1.     Commitment Fees. During the Commitment Period, the Borrowers shall pay to the Lender a commitment fee in an amount equal to one-quarter of one percent (0.25%) per annum of the average daily unused amount of the Commitment, calculated on the basis of a year of 360 days and actual days elapsed. Accrued fees payable hereunder shall be payable in arrears on the last day of each March, June, September and December in each year, commencing on September 30, 2008, unless the Commitment is terminated in whole on an earlier date, in which event the commitment fee for the final period shall be paid on a pro rated basis on the date of such earlier termination in whole.

Section 2.2.     Optional Prepayments. Any Borrower may prepay any Loan without premium or penalty and in whole or in part (but if in part, then in a principal amount of $250,000 or an integral multiple of $50,000 in excess thereof) at any time upon prior written or telephonic notice prior to 3:00 p.m. Chicago time to the Lender, by payment to the Lender of the principal amount being prepaid.

Section 2.3.     Mandatory Prepayments—Asset Coverage. No Borrower shall permit the aggregate outstanding principal amount of all Loans obtained by it hereunder at any time to exceed the lesser of (a) the Commitment, and (b) such Borrower’s Borrowing Limit. Any Borrower exceeding the limits set forth in this Section 2.3 will make prepayments on such Borrower’s outstanding Loans which are necessary to cure any such excess, together with accrued and unpaid interest thereon, within (i) 90 days after the occurrence thereof if such prepayment is required because such Borrower’s Leverage Ratio exceeded the Applicable Percentage (each such 90-day period is referred to as a “Mandatory Prepayment Grace Period”), and (ii) three Business Days after the occurrence thereof in all other cases.

Section 2.4.     Termination By Borrowers. The Borrowers shall have the option at any time to terminate the Lender’s Commitment only in whole upon 30 days written notice to the Lender. Upon such termination all amounts payable hereunder and under the Notes will become due and payable on the effective date of such termination without notice to the Borrowers, notwithstanding anything to the contrary contained in any Note.

Section 2.5.     Change in Capital Adequacy Requirements. (a) If the Lender shall reasonably determine that the adoption after the date hereof of any applicable law, rule or regulation regarding capital adequacy, or any change in any existing law, rule or regulation, or any change in the interpretation or administration thereof, by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Lender (or any of its branches) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Lender’s capital as a consequence of its obligations hereunder or the credit which is the subject matter hereof to a level below that which the Lender would have achieved before such adoption, change or compliance (taking into consideration the Lender’s policies with respect to liquidity and capital adequacy) by an amount deemed by the Lender to be material, then from time to time, within fifteen (15) days after demand by the Lender, each Borrower severally shall pay to the Lender such Borrower’s Pro Rata Share of such additional amount or amounts reasonably determined by the Lender as will compensate the Lender for such reduction.

(b)     If the Lender becomes entitled to claim any additional amount or amounts pursuant to this Section, it shall promptly notify each of the Borrowers of the event by reason of which it has become so entitled and setting out its reasons why it believes an increased payment by each of the Borrowers is due. A certificate as to any additional amounts payable pursuant to this Section submitted by the Lender to any of the Borrowers shall be prima facie evidence of the information recorded therein and shall set forth in reasonable detail the amount and the computation thereof that is due. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder. The Borrowers shall have no obligation to compensate the Lender for any cost or reduction incurred by it more than one year before the Lender gives notice of the event giving rise to such cost or reduction.

SECTION 3.	PLACE AND APPLICATION OF PAYMENTS.

All payments of principal, interest, fees and all other amounts payable hereunder made by the Borrowers shall be made to the Lender at its office at 115 South LaSalle Street, Chicago, Illinois 60603 (or at such other place as the Lender may specify), and in funds there current, for the benefit of the Lender and any other holder of any Note no later than 3:00 p.m. Chicago time on the date such payment is due or as the Lender may otherwise direct. All such payments shall be made in lawful money of the United States of America, in immediately available funds at the place of payment, without setoff or counterclaim and without reduction for, and free from, any and all present or future taxes, levies, imposts, duties, fees, charges, deductions, withholdings, restrictions or conditions of any nature imposed by any government or any political subdivision or taxing authority thereof (but excluding any taxes imposed on or measured by the net income of the Lender). Any payments received after 3:00 p.m. (or after the later time the Lender may otherwise direct) shall be deemed received upon the following Business Day.

SECTION 4.	DEFINITIONS; INTERPRETATION.

Section 4.1.     Definitions. The terms hereinafter set forth when used herein shall have the following meanings:

“Adviser” means UBS Fund Advisor, LLC.

“Affiliate” means any Person, directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person for the purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise; provided that, in any event, any Person that owns, directly or indirectly, 10% or more of the securities having the ordinary voting power for the election of directors or governing body of a corporation or 10% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.

“Agreement” means this Credit Agreement, as the same may be amended, modified, restated or supplemented from time to time pursuant to the terms hereof.

“Applicable Percentage” means 20%, provided that if a Borrower suffers a Loss during any month in excess of the percentage specified in Column E on Schedule I opposite such Borrower’s name, the Applicable Percentage for such Borrower shall be 15% commencing on the last day of the month in which such Borrower suffered such Loss through the last day of the first month thereafter during which such Borrower does not suffer a Loss.

“Available Commitment” means at any time, an amount equal to (a) the amount of the Lender’s Commitment less (b) the aggregate principal amount of all Loans to all Borrowers then outstanding.

“Borrowing Limit” shall mean, as to any Borrower at any time, the lesser of (a) an amount equal to the Applicable Percentage of such Borrower’s Total Eligible Asset Value, provided that this subsection (a) shall not apply for purposes of Sections 2.3 and 7.22 of this Agreement, (b) an amount equal to 33-1/3% of the fair market value of such Borrower’s total assets, (c) the maximum amount permitted by such Borrower’s Prospectus, agreements with government officials and applicable law, and (d) $200,000,000.

“Business Day” shall mean any day, except Saturday or Sunday, or such other day on which commercial banks in Chicago, Illinois are authorized or required by law to close.

“Cayman Borrower” means any Borrower incorporated under the laws of the Cayman Islands.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commitment” means, with respect to the Lender, the commitment of the Lender to make Loans hereunder, as such commitment may be reduced from time to time in accordance with the terms of this Agreement. The initial Commitment of the Lender as of the date of this Agreement is $200,000,000.

“Commitment Period” means the period from and including the date of this Agreement to, but not including, the Termination Date.

“Controlled Group” shall mean all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with any Borrower, are treated as a single employer under Section 414 of the Code.

“Custody Agreement” means, (a) with respect to each Domestic Borrower, the agreement entered into between such Borrower and a custodian pursuant to Section 17(f) of the 1940 Act, and (b) with respect to each Cayman Borrower, the agreement entered into by such Cayman Borrower with a financial institution acting as custodian for such Cayman Borrower’s investments or any part thereof.

“Debt” shall mean, with respect to any Person, the aggregate of:

(a)     all indebtedness, obligations and liabilities of such Person with respect to borrowed money;

(b)     all guaranties, endorsements and other contingent obligations of such Person with respect to indebtedness arising from money borrowed by others;

(c)     all reimbursement and other obligations of such Person with respect to letters of credit, customer advances and other extensions of credit whether or not representing obligations for borrowed money;

(d)     the aggregate of the principal components of all leases and other agreements with respect to such Person for the use, acquisition or retention of real or personal property which are required to be capitalized under generally accepted accounting principles consistently applied;

(e)     all indebtedness, obligations and liabilities of such Person representing the deferred purchase price of property or services; and

(f)	all indebtedness secured by a Lien on any Property owned by such Person.

“Domestic Borrower” means any Borrower organized under the laws of the United States of America or any state of the United States of America.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto.

“Event of Default” shall mean any event or condition identified as such in Section 8.1 hereof.

“Fed Funds Rate” shall mean for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers on such day, as set forth opposite the caption “Federal Fund (Effective)” in the daily statistical release, or any successor publication, published by the Federal Reserve Bank of New York on the business day next succeeding such day, provided that (i) if such day is not a Business Day, the rate for such day shall be such rate on such transactions on the immediately preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on any such next succeeding Business Day, the rate for such day shall be the average of the rates quoted to the Lender by two or more nationally recognized New York or Chicago Federal funds brokers on such day for such transactions as determined by the Lender.

“Lender” shall mean Bank of Montreal, and its successors and assigns.

“Leverage Ratio” means, as to any Borrower at any date of determination, the ratio (expressed as a percentage) of the aggregate outstanding principal amount of all Loans obtained by such Borrower hereunder on such date to such Borrower’s Total Eligible Asset Value on such date.

“Lien” shall mean any mortgage, lien, security interest, pledge, charge or encumbrance of any kind in respect of any Property, including the interests of a vendor or lessor under any conditional sale, capital lease or other title retention arrangement having substantially the same economic effect as any of the foregoing.

“Loan” and “Loans” are defined in Section 1.2(a) hereof.

“Loan Documents” shall mean this Agreement, the Notes, and each other instrument or document to be delivered hereunder or thereunder or otherwise in connection therewith.

“Loss” means, as to any Person, with respect to any period, the amount, expressed as a percentage, by which the Net Asset Value of such Person on the last day of such period was less than the Net Asset Value of such Person on the day immediately preceding the first day of such period, but excluding from such calculation the aggregate amount of all redemptions or repurchases of equity interests in such Person made during such period and the aggregate amount of all proceeds from the issuance and sale of equity interests in such Person received by it during such period.

“Mandatory Prepayment Grace Period” is defined in Section 2.3 hereof.

“Material Adverse Change” shall mean, with respect to a Borrower, a material adverse change in (i) the financial condition, operations, business, prospects or Property of such Borrower not caused by any movement in any financial markets, (ii) the ability of such Borrower to perform its obligations under the Loan Documents to which it is a party or (iii) the ability of the Lender to enforce the Loan Documents against such Borrower.

“Material Adverse Effect” shall mean, with respect to a Borrower, a material adverse effect on (i) the financial condition, operations, business, prospects or Property of such Borrower not caused by any movement in any financial markets, (ii) the ability of such Borrower to perform its obligations under the Loan Documents to which it is a party or (iii) the ability of the Lender to enforce the Loan Documents against such Borrower.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Net Asset Value” shall mean, as to any Borrower at any date of determination, the amount by which (i) the sum of (x) the value of securities and other investments (other than securities and other investments in default or determined to be worthless pursuant to any policy of such Borrower’s Board) of such Borrower and (y) any cash and other assets (including interest and dividends accumulated but not yet received) of such Borrower exceeds (ii) the sum of all liabilities of such Borrower (including accrued expenses) other than Debt of such Borrower under the Loan Documents.

“1940 Act” shall mean the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Note” and “Notes” shall have the meanings specified in Section 1.2(d) hereof.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.

“Person” shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, entity, party or government (whether national, federal, state, provincial, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

“Potential Event of Default” shall mean any event or condition which, with the lapse of time, or giving of notice, or both, would constitute an Event of Default.

“Plan” shall mean any employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that either (i) is maintained by a member of the Controlled Group for employees of a member of the Controlled Group, (ii) is maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, or (iii) under which a member of the Controlled Group has any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years or by reason of being deemed a contributing sponsor under Section 4064 of ERISA.

“Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Pro Rata Shares” is defined in Section 1.5(a) hereof.

“Prospectus” shall mean as to each Borrower at any time, the currently effective prospectus and statement of additional information, confidential offering memorandum or equivalent document of such Borrower at such time.

“Regulated Investment Company” is defined in Section 851 of the Code.

“S&P” shall mean Standard & Poor’s Ratings Services Group, a division of The McGraw-Hill Companies, Inc.

“SEC” shall mean the Securities and Exchange Commission or any governmental authority succeeding to the functions thereof.

“Subsidiary” shall mean collectively any corporation or other entity at least a majority of the outstanding voting shares of which is at the time owned directly or indirectly by any Borrower.

“Termination Date” means July 28, 2009, or such other date on which the Commitment shall terminate as provided in this Agreement.

“Total Eligible Asset Value” means, as to any Borrower at any date of determination, an amount equal to the sum of (a) such Borrower’s cash, (b) the fair market value of all cash equivalents of such Borrower, (c) the fair market value of all other marketable securities of such Borrower, and (d) the fair market value of such Borrower’s investments in hedge funds, provided, however, that if any single Borrower invests more than (i) the percentage specified in Column C on Schedule I opposite such Borrower’s name of such Borrower’s assets (determined on the basis of the fair market value of such Borrower’s assets) with the independent investment manager that manages the largest percentage of such Borrower’s assets, the calculation of such Borrower’s Total Eligible Asset Value shall exclude the value of such Borrower’s investments managed by that independent investment manager that exceeds the percentage specified in Column C on Schedule I opposite such Borrower’s name of the fair market value of such Borrower’s assets, and (ii) the percentage specified in Column D on Schedule I opposite such Borrower’s name of such Borrower’s assets (determined on the basis of the fair market value of such Borrower’s assets) with the five independent investment managers managing the five largest percentages (determined on the basis of the fair market value of such Borrower’s assets) of such Borrower’s assets, the calculation of such Borrower’s Total Eligible Asset Value shall exclude the value of such Borrower’s investments managed by those five independent investment managers that exceeds the percentage specified in Column D on Schedule I opposite such Borrower’s name of the fair market value of such Borrower’s assets.

“Unfunded Vested Liabilities” shall mean, for any Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that the Plan is terminated, there has been a withdrawal from the Plan or Industries, any Borrower or any Subsidiary has reason to know that any Plan will be terminated or there will be a withdrawal from any Plan, and such termination or withdrawal results or would result in a liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

“Welfare Plan” shall mean a “welfare plan” as defined in Section 3(l) of ERISA.

Section 4.2.     Interpretation. The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. All references to time of day herein are references to Chicago, Illinois time unless otherwise specifically provided. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with generally accepted accounting principles consistently applied except where such principles are inconsistent with the specific provisions of this Agreement.

SECTION 5.	REPRESENTATIONS AND WARRANTIES.

Each Borrower represents and warrants to the Lender, severally and not jointly, as to itself, as follows:

Section 5.1.     Organization and Qualification. Such Borrower is a limited liability company duly organized and validly existing and in good standing as a limited liability company under the laws of the state of its organization, or an exempted company incorporated under the Companies Law, as amended, of the Cayman Islands in the case of a Cayman Borrower, has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying. Such Borrower has full right and authority to enter into this Agreement and the other Loan Documents, to make the borrowings herein provided for, to issue its Notes in evidence thereof, and to perform each and all of the matters and things herein and therein provided for; and this Agreement and the other Loan Documentsdo not, nor does the performance or observance by such Borrower of any of the matters and things herein or therein provided for, contravene or constitute a default under any provision of law or any judgment, injunction, order or decree binding upon such Borrower or any charter, declaration of trust or by-law provision of such Borrower or any covenant, indenture or agreement of or affecting such Borrower or any of its Properties, or result in the creation or imposition of any Lien on any Property of such Borrower.

Section 5.2.	Subsidiaries. Such Borrower has no Subsidiaries.

Section 5.3.     Financial Reports. The annual financial statements contained in the Annual Report to Shareholders of such Borrower as at December 31, 2007, and accompanying notes thereto, heretofore furnished to the Lender, fairly present the consolidated financial condition of such Borrower as at said date and the results of its operations and cash flows for the period then ended in conformity with generally accepted accounting principles applied on a consistent basis (except as otherwise disclosed therein). Such Borrower has no contingent liabilities which are material to it other than as indicated on its financial statements or, with respect to future periods, on the financial statements furnished pursuant to Section 7.4 hereof.

Section 5.4.     Litigation and Other Controversies; Taxes; Approvals. There is no litigation or governmental proceeding or labor controversy pending, nor to the knowledge of such Borrower threatened in writing, against such Borrower which if adversely determined would result in any Material Adverse Effect with respect to such Borrower. All income tax returns for such Borrower required to be filed have been filed on a timely basis (including any extensions) and all amounts required to be paid as shown by said returns have been paid, the failure of which to file or pay when due or payable would have a Material Adverse Effect with respect to such Borrower. There are no objections to or controversies or assessments due in respect of the tax returns of such Borrower pending, nor to the knowledge of such Borrower is any such objection, controversy or assessment threatened in writing. Except as obtained, no authorization, consent, license, exemption, filing or registration with any court or governmental department, agency or instrumentality is required in connection with the borrowings hereunder. No approval or consent of the stockholders, members or other equity holders of such Borrower or any other Person, is or will be necessary for the valid execution, delivery or performance by such Borrower of this Agreement and the other Loan Documents.

Section 5.5.     ERISA. Such Borrower is in compliance in all material respects with ERISA to the extent applicable to it and has received no notice to the contrary from the PBGC or any other governmental entity or agency. As of the date of this Agreement, such Borrower had no Unfunded Vested Liabilities to the PBGC. No condition exists nor has any event or transaction occurred with respect to any Plan which could reasonably be expected to result in the incurrence by such Borrower of any material liability, fine or penalty under ERISA or in connection with any Plan. Such Borrower does not have any contingent liabilities for any post-retirement benefits under a Welfare Plan, other than liabilities for continuation of coverage described in Part 6 of Title I of ERISA.

Section 5.6.     Compliance with Laws. Such Borrower is in compliance with the requirements of all federal, state and local laws, rules and regulations applicable to or pertaining to the Properties or business operations of such Borrower and its Subsidiaries, if any, (including, without limitation, the 1940 Act, Regulation U of the Federal Reserve System, the Occupational Safety and Health Act of 1970, and the Americans with Disabilities Act of 1990), non-compliance with which would have a Material Adverse Effect with respect to such Borrower.

Section 5.7.     No Default. Such Borrower is in full compliance with all of the terms and conditions of this Agreement, and no Potential Event of Default or Event of Default with respect to such Borrower is existing under this Agreement.

Section 5.8.     Accurate Information. No information, exhibit or report furnished by such Borrower to the Lender in connection with the negotiation of the Loan Documents contained any material misstatement of fact or omitted to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances in which made.

Section 5.9.     Enforceability. This Agreement and the other Loan Documents, upon execution and delivery, will constitute legal, valid and binding agreements of such Borrower, enforceable in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws or judicial decisions for the relief of debtors or the limitation of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

Section 5.10.     No Default Under Other Agreements. Such Borrower is not in default with respect to any note, indenture, loan agreement, mortgage, lease, deed, or other agreement to which it is a party or by which it or its Property is bound, which default could reasonably be expected to have a Material Adverse Effect with respect to such Borrower.

Section 5.11.     Governmental Regulations. If such Borrower is a Domestic Borrower, it is registered under the 1940 Act as a closed-end, non-diversified management investment company, or, if such Borrower is a Cayman Borrower, it is registered as a Mutual Fund under Section 4(3) of the Mutual Fund Law (2003 Revision) of the Cayman Islands. Except for the 1940 Act and state securities laws to the extent applicable, such Borrower is not subject to any statute or regulation which prohibits or restricts the incurrence of Debt under the Loan Documents.

Section 5.12.     Federal Reserve Regulations; Use of Loan Proceeds. No part of the proceeds of the Loans made to such Borrower will be used, directly or indirectly, for a purpose which violates any law, rule or regulation of any governmental authority, including, without limitation, the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System, as amended. If more than 25% of the assets of such Borrower consists of direct investments in Margin Stock (as defined in said Regulation U, then the aggregate market value (determined in accordance with Regulation U) of direct investments in Margin Stock owned by such Borrower will at all times equal or exceed 200% of the aggregate principal balance of the Loans made to such Borrower. If requested by the Lender from time to time, such Borrower will furnish to the Lender a statement to the foregoing effect in conformity with the requirements of Form U-1 referred to in Regulation U.

Section 5.13.     No Material Adverse Change. Since December 31, 2007, such Borrower has conducted its businesses only in the ordinary course and there has been no Material Adverse Change with respect to any thereof.

Section 5.14.     Prospectuses. Such Borrower is in compliance in all material respects with its Prospectus, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

SECTION 6.	CONDITIONS PRECEDENT.

The obligation of the Lender to make any Loan under this Agreement is subject to the following conditions precedent:

Section 6.1.     Conditions to Initial Loan. At or prior to the making of the initial Loan hereunder to each Borrower, the following conditions precedent shall also have been satisfied:

(a)     the Lender shall have received the following (each to be properly executed and completed) and the same shall have been approved as to form and substance by the Lender:

(i)	this Agreement signed by such Borrower;
(ii)	a Note signed by such Borrower;

(iii)     copies (executed or certified, as may be appropriate) of all legal documents or proceedings taken in connection with the execution and delivery of this Agreement, such Borrower’s Note and the other Loan Documents by such Borrower; and

(iv)     an incumbency certificate containing the name, title and genuine signatures of such Borrower’s authorized representatives;

(v)	a copy of such Borrower’s Prospectus;

(b)     legal matters incident to the execution and delivery of this Agreement and the other Loan Documents by a Borrower and to the transactions contemplated hereby shall be satisfactory to the Lender and its counsel; and the Lender shall have received the favorable written opinion of counsel for such Borrower in the form attached hereto as Exhibit B in the case of a Domestic Borrower and in the form attached hereto as Exhibit C in the case of a Cayman Borrower;

(c)     the Lender shall have received a good standing certificate (or the equivalent in the case of each Cayman Borrower) for such Borrower (dated as of the date no earlier than 30 days prior to the date of this Agreement) from the offices of the secretary of state of the states of their respective organization or of the applicable office in the case of the Cayman Borrowers; and

(d)     the Lender shall be satisfied that the Loans and the use of proceeds thereof comply in all respect with Regulation U, and if required by Regulation U, the Lender shall have received a copy of FR Form U-1 duly executed and delivered by each Borrower.

Section 6.2.     Conditions to Each Loan. As of the time of the making of each Loan hereunder (including the initial Loan):

(a)     each of the representations and warranties set forth in Section 5 hereof with respect to each Borrower shall be and remain true and correct as of said time, except that the representations and warranties made under Section 5.3 shall be deemed to refer to the most recent financial statements furnished to the Bank pursuant to Section 7.4 hereof;

(b)     no Potential Event of Default or Event of Default with respect to any Borrower shall have occurred and be continuing;

(c)     after giving effect to each Loan requested hereunder, (i) the aggregate principal amount of all Loans to all Borrowers then outstanding hereunder does not exceed the Commitment, and (ii) the aggregate principal amount of all Loans then outstanding to the Borrower requesting such Loan does not exceed the lesser of (A) the Commitment, and (B) such Borrower’s Borrowing Limit; and

(d)     no Material Adverse Change shall have occurred with respect to any Borrower;

and the request by any Borrower for any Loan pursuant hereto shall be and constitute a warranty as of the date of such request that the conditions contained in this Section 6.2 have been fulfilled.

SECTION 7.	COVENANTS.

So long as credit is in use or available under this Agreement or any amount remains unpaid on any Loan, except to the extent compliance in any case or cases is waived in writing by the Lender, each Borrower agrees, severally and not jointly, as to itself only, as follows:

Section 7.1.     Maintenance of Property. Such Borrower will keep and maintain all of its Properties necessary and useful in its business in good condition, ordinary wear and tear excepted, and make all necessary renewals, replacements, additions, betterments and improvements thereto; provided, however, that nothing in this Section shall prevent such Borrower or any Subsidiary from discontinuing the operation and maintenance of any of its Properties if such discontinuance is, in the judgment of such Borrower desirable in the conduct of its business and not disadvantageous in any material respect to the Lender or the holder of any Note.

Section 7.2.     Taxes. Such Borrower will duly pay and discharge all taxes, rates, assessments, fees and governmental charges upon or against such Borrower or against its Properties in each case before the same becomes delinquent and before penalties accrue thereon unless and to the extent that the same is being contested in good faith and by appropriate proceedings.

Section 7.3.     Maintenance of Insurance. Such Borrower will maintain insurance with insurers recognized as financially sound and reputable as is required by applicable law, including without limitation the 1940 Act. Such Borrower shall, at the Lender’s request, provide copies to the Lender of all insurance policies and other material related thereto maintained by such Borrower from time to time.

Section 7.4.     Financial Reports. Such Borrower will furnish with reasonable promptness to the Lender and its duly authorized representatives such information respecting the business and financial condition of such Borrower as the Lender may reasonably request; and, without any request, such Borrower will furnish to the Lender:

(a)     As soon as available, but in any event within 150 days after the end of each fiscal year of such Borrower, a copy of such Borrower’s financial statements (including a balance sheet, income statement and statement of changes in members’ capital) as at the end of such fiscal year, together with the related schedule of investments and statements of operations, changes in net assets as of and through the end of such fiscal year. Each such financial statement shall be certified without qualification by the Borrower’s independent auditor (who shall be Ernst & Young LLP or any other firm of nationally recognized independent public accountants selected by such Borrower and acceptable to the Lender (the “Accountants”)), which certification shall (i) state that the examination by such Accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards and (ii) include the opinion of such Accountants that such financial statements have been prepared in conformity with generally accepted accounting principles, consistently applied, except as otherwise specified in such opinion;

(b)     As soon as available, but in any event within 45 days after the end of each fiscal quarter of such Borrower, a copy of such Borrower’s balance sheet as at the end of such fiscal quarter in reasonable detail showing in comparative form the figures for the corresponding date and period in the previous fiscal year, prepared by the Borrower in accordance with generally accepted accounting principles, consistently applied, (subject to the absence of footnote disclosures and year-end audit adjustments) and certified by such Borrower’s chief financial officer;

(c)     No later than 45 days after the last day of each fiscal quarter of such Borrower, a certificate in the form attached hereto as Exhibit D prepared and certified by the chief executive officer, chief financial officer or chief operating officer of such Borrower in the case of a Domestic Borrower or the Adviser of such Borrower in the case of a Cayman Borrower, and in each case showing compliance by such Borrower with the requirements of Sections 7.24, 7.25 and 7.26 hereof;

(d)     As soon as available, but in any event not later than 30 days after the end of each month, (i) a summary of such Borrower’s returns on its investments during such month, prepared and certified by such Borrower’s chief financial officer, (ii) a statement (in spreadsheet form) setting forth the name of such Borrower and such Borrower’s Net Asset Value as of the end of such month, and (iii) a notification to the Lender of such Borrower’s addition of new money managers, if any, and withdrawals, if any, from existing managers (whether in whole or in part);

(e)     As soon as available, but in any event not later than 10 days after the mailing thereof, a copy of each general mailing to the shareholders or members of such Borrower to the extent such mailing includes a Prospectus or any material change in the terms thereof, including, without limitation, any change in (i) the investment objectives, (ii) the investment policies, (iii) restrictions on borrowings, or (iv) the identity of the directors or executive officers of such Borrower;

(f)     If at the close of business on any Business Day, the loan balance of such Borrower exceeds such Borrower’s Borrowing Limit, in each case on such Business Day, a written notice to such effect within one Business Day thereafter;

(g)     No later than 45 days after the occurrence thereof, written notice of any change in the name, jurisdiction of incorporation or formation or fiscal year of such Borrower;

(h)     No later than 5 Business Days after becoming available, copies of all (i) material special reports, schedules and other material which such Borrower may now or hereafter be required to file with or deliver to any securities exchange or the SEC or any similar agency or instrumentality of the United State or the Cayman Islands, in the case of the Cayman Borrowers, and (ii) material news releases and annual reports relating to such Borrower;

(i)     No later than 45 days after the execution thereof, copies of all material amendments to all investment advisory contracts and contracts with any principal underwriter and any new investment advisory contracts and contracts with any principal underwriter entered into after the date of this Agreement;

(j)     No later than 30 days after the effective date thereof, notice of any amendment or other modification of such Borrower’s fundamental investment objectives and policies, including policies relating to the incurrence or assumption of Debt;

(k)     No less than 15 days prior to the effective date thereof, notice of any proposed merger or consolidation with respect to such Borrower permitted by Section 7.6 hereof;

(l)     Such Borrower shall notify the Lender of any withdrawal or redemption that reduces such Borrower’s Net Asset Value by 10% or more no less than 5 days prior to the date of payment of such withdrawal or redemption; and

(m)     No less than 45 days after the effective date thereof, notice of any change in such Borrower’s investment manager or custodian permitted by Section 7.20(b) of this Agreement.

Section 7.5.     Inspection. Such Borrower shall permit representatives and agents of the Lender, upon reasonable notice and at such reasonable times during normal business hours to inspect any of the Properties, corporate books and financial records of such Borrower, to examine and make copies of the books of accounts and other financial records of such Borrower, and to discuss the affairs, finances and accounts of such Borrower with, and to be advised as to the same by, its officers at such reasonable times and intervals as the Lender may designate.

Section 7.6.     Consolidation and Merger. Such Borrower will not consolidate with or merge into any Person, or permit any other Person to merge into it, or acquire (in a transaction analogous in purpose or effect to a consolidation or merger) all or substantially all the Property of the other Person, without the prior written consent of the Lender; provided, however, that so long as no Potential Event of Default or Event of Default shall exist before and after giving effect thereto any Borrower may, without the prior written consent of the Lender, merge or consolidate with (a) any other Borrower, and (b) any other Person so long as such Borrower is the survivor thereof.

Section 7.7.     Transactions with Affiliates. Such Borrower will not enter into any transaction, including without limitation, the purchase, sale, lease or exchange of any Property, or the rendering of any service, with any Affiliate of such Borrower except in the ordinary course of and pursuant to the reasonable requirements of such Borrower’s business and upon terms no less favorable to such Borrower than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of such Borrower.

Section 7.8.     Liens. Such Borrower will not pledge, mortgage or otherwise encumber or subject to or permit to exist upon or be subjected to any Lien, any of its Properties of any kind or character at any time owned by such Borrower other than:

(a)       Liens, pledges or deposits for workmen’s compensation, unemployment insurance, old age benefits or social security obligations, taxes, assessments, statutory obligations or other similar charges, good faith deposits made in connection with tenders, contracts or leases to which such Borrower is a party or other deposits required to be made in the ordinary course of business, provided in each case the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings and adequate reserves have been provided therefor in accordance with generally accepted accounting principles and that the obligation is not for borrowed money, customer advances, trade payables, or obligations to agricultural producers;

(b)       the pledge of Property for the purpose of securing an appeal or stay or discharge in the course of any legal proceedings or securing any indemnity bond relating thereto, provided that the aggregate amount of liabilities of such Borrower so secured by a pledge of Property permitted under this subsection (b) including interest and penalties thereon, if any, shall not be in excess of $5,000,000 at any one time outstanding;

(c)       Liens securing only Debt permitted by Section 7.9 hereof;

(d)       Liens created in connection with such Borrower’s portfolio investments to the extent permitted by the provisions of its Prospectus (and not for the primary purpose of borrowing money) such as (i) margin amounts on futures contracts and options on futures contracts, (ii) segregated assets to cover a call or to secure a put, or to cover short sales against the box or open positions under currency forward contracts and futures contracts, (iii) obligations to resell securities in connection with the purchase of such securities under repurchase agreements and (iv) lending of securities in the ordinary course of its business and on customary terms, provided that the aggregate amount of all obligations secured by all of the foregoing Liens described in clauses (i), (ii) and (iv) above shall not exceed an amount equal to 15% of such Borrower’s total assets; and

(e)       Liens permitted pursuant to the Custody Agreement of such Borrower.

Section 7.9.     Borrowings and Guaranties. Such Borrower shall not issue, incur, assume, create or have outstanding any Debt nor be or remain liable, whether as endorser, surety, guarantor or otherwise, for or in respect of any liability or Debt of any other Person other than:

(a)       indebtedness arising under or pursuant to this Agreement or the other Loan Documents;

(b)       the liability of such Borrower arising out of the endorsement for deposit or collection of commercial paper received in the ordinary course of business;

(c)       Debt of such Borrower (other than for borrowed money) incurred in the ordinary course of business or permitted to be incurred in accordance with the investment policies of the relevant Borrower’s investment policies as described in its Prospectus; and

(d)       Debt created pursuant to the Custody Agreement of such Borrower in an aggregate principal amount not to exceed $500,000 at any time.

Section 7.10.     Investments, Loans, Advances and Acquisitions. Such Borrower will not make or retain any investment (whether through the purchase of stock, obligations or otherwise) in or make any loan or advance to, any other Person or acquire substantially as an entirety the Property or business of any other Person, other than as permitted by such Borrower’s Prospectus.

Section 7.11.     Sale of Property. Such Borrower will not sell, lease, assign, transfer or otherwise dispose of (whether in one transaction or in a series of transactions) all or a material part of its Property except for sales of Property in the ordinary course of business (including without limitation sales of Property to effect redemptions or repurchases) as described in its Prospectus.

Section 7.12.     Notice of Suit or Adverse Change in Business. (a) Such Borrower shall, as soon as possible, and in any event within forty-five (45) days after such Borrower learns of the following, give written notice to the Lender of: (i) any material proceeding(s) being instituted or threatened to be instituted by or against such Borrower in any federal, state, local or foreign court or before any commission or other regulatory body (federal, state, local or foreign) and (ii) any Material Adverse Change with respect to such Borrower.

(b)     Such Borrower shall, as soon as possible, and in any event within five (5) days after such Borrower learns of the occurrence of any Potential Event of Default or Event of Default hereunder with respect to such Borrower, give written notice thereof to the Lender.

Section 7.13.     ERISA. If such Borrower is a Domestic Borrower it will promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed might result in the imposition of a Lien against any of its Property and will promptly notify the Lender of (a) the occurrence of any reportable event (as defined in ERISA) which might result in the termination by the PBGC of any Plan, (b) receipt of any notice from PBGC of its intention to seek termination of any such Plan or appointment of a trustee therefor, and (c) its intention to terminate or withdraw from any Plan. Such Borrower will not terminate any such Plan or withdraw therefrom unless such Borrower shall be in compliance with all of the terms and conditions of this Agreement after giving effect to any liability to PBGC resulting from such termination or withdrawal.

Section 7.14.     Dividends and Certain Other Restricted Payments. Such Borrower will not (a) declare or pay any dividends on or make any other distributions in respect of any class of its capital stock or other equity interests (other than dividends payable solely in its capital stock or other equity interests or in stock options, warrants, or other rights to purchase its capital stock or other equity interests) or (b) directly or indirectly purchase, redeem or otherwise acquire or retire any of its capital stock or other equity interests, if immediately after giving effect thereto a Potential Event of Default or Event of Default with respect to such Borrower would exist hereunder, except to the extent required in order to qualify as a Regulated Investment Company and to otherwise minimize or eliminate federal or state income taxes payable by such Borrower.

Section 7.15.     Registered Investment Company. Each currently registered Domestic Borrower will maintain its status as an investment company or a series or portfolio of an investment company registered under the 1940 Act. Each Cayman Borrower shall will maintain its status as a Mutual Fund registered as such under Section 4(3) of the Mutual Fund Law, as amended, of the Cayman Islands.

Section 7.16.     Compliance with Prospectus. Such Borrower will comply at all times with the limitations in its Prospectus concerning industry and country concentrations and investment objectives, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect on such Borrower.

Section 7.17.     Amendment of Certain Documents. Such Borrower will not amend or otherwise modify its Certificate of Formation or Articles of Association as the case may be, or operating agreement in any way which would have a Material Adverse Effect on such Borrower.

Section 7.18.     Fiscal Year. Such Borrower will not change its fiscal year if such change would have a Material Adverse Effect on such Borrower.

Section 7.19.	Subsidiaries. Such Borrower will not create or acquire any Subsidiary.

Section 7.20.     Change in Custodian. Such Borrower will not change its custodian except that such Borrower may change its custodian (a) with the prior written consent of the Lender (which will not be unreasonably withheld or delayed) or (b) without prior written notice to the Lender, to any other entity which is a bank or trust company organized under the laws of the United States and having both (i) assets of at least $10 billion and (ii) a long-term debt rating of not less than A from S&P or A2 from Moody’s.

Section 7.21.     Margin Stock. Following application of the proceeds of the Loans to such Borrower provided for herein, no more than 25% of the assets of such Borrower will consist of direct investments in Margin Stock unless the aggregated market value (determined in accordance with Regulation U) of Margin Stock owned by such Borrower will at all times equal or exceed 200% of the aggregate principal balance of all Loans to such Borrower.

Section 7.22.     Asset Coverage. Such Borrower will not at any time permit the aggregate outstanding principal amount of all Loans borrowed hereunder by such Borrower to exceed such Borrower’s Borrowing Limit, except to the extent permitted by Section 2.3 hereof during a Mandatory Prepayment Grace Period.

Section 7.23.     Use of Proceeds. The proceeds of all Loans made hereunder shall be used solely for funding short-term timing differences between the redemption or repurchase of members’ interests and redemption and tender of investments and receipt of new capital from investors and investments in new money managers and for general working capital purposes.

Section 7.24.     Maximum Leverage Ratio. Such Borrower shall not permit its Leverage Ratio at any time to exceed 25%.

Section 7.25.     Minimum Number of Investment Managers. Such Borrower shall not at any time have its investments managed by fewer than the number of independent investment managers specified in Column B on Schedule I attached hereto opposite such Borrower’s name.

Section 7.26.     Maximum Twelve Month Loss. Such Borrower shall not suffer a cumulative Loss during any period of twelve consecutive months that exceeds the percentage specified in Column F on Schedule I attached hereto opposite such Borrower’s name.

SECTION 8.	EVENTS OF DEFAULT AND REMEDIES.

Section 8.1.     Events of Default Defined. Any one or more of the following shall constitute an Event of Default with respect to a Borrower (it being agreed that a default by one Borrower shall not itself constitute a default by another Borrower):

(a)     Default by such Borrower in the payment when due of any principal of or interest on any Note or other amount payable pursuant to any provision of this Agreement;

(b)     Default by such Borrower in the observance or performance of any covenant, condition, agreement or provision in Sections 7.4(d), (e), (h), (i) and (j), 7.6, 7.8, 7.9, 7.10, 7.11, 7.12, 7.13, 7.14, 7.15, 7.16, 7.17, 7.19, 7.20, 7.22, 7.23, 7.24, 7.25 and 7.26, inclusive of this Agreement;

(c)     Default by such Borrower in the observance or performance of any other covenant, condition, agreement or provision in this Agreement or in any of the other Loan Documents and such default shall continue for 30 days after written notice thereof to such Borrower by the Lender or by the holder of any Note;

(d)     Default shall occur under any evidence of indebtedness in an aggregate principal amount in excess of $10,000,000 issued or assumed or guaranteed by such Borrower or under any mortgage, agreement or other similar instrument under which the same may be issued or secured and such default shall continue for a period of time sufficient to permit the acceleration of maturity of any indebtedness evidenced thereby or outstanding thereunder;

(e)     Any representation or warranty made by such Borrower herein or in any of the other Loan Documents or in any statement or certificate furnished by it pursuant hereto or thereto proves untrue in any material respect as of the date of the issuance or making thereof;

(f)     Any judgment or judgments, writ or writs, or warrant or warrants of attachment, or any similar process or processes in an aggregate amount in excess of $10,000,000 shall be entered or filed against such Borrower or against any of its Property or assets and remains unpaid, unvacated, unbonded or unstayed for a period of 60 days from the date of its entry;

(g)     Such Borrower shall (i) have entered involuntarily against it an order for relief under the Bankruptcy Code of 1978, as amended, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due or suspend payment of its obligations, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian (excluding investment company custodial arrangements meeting the requirements of Section 17(f) of the 1940 Act with respect to registered investment companies under the 1940 Act and custodial arrangements established in the ordinary course of business with respect to all other investment companies), trustee, conservator, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the Bankruptcy Code of 1978, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, marshalling of assets, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) fail to contest in good faith any appointment or proceeding described in Section 8.1(h) hereof, or (vii) take any action in furtherance of any of the foregoing purposes; or

(h)     A custodian (excluding investment company custodial arrangements meeting the requirements of Section 17(f) of the 1940 Act with respect to registered investment companies under the 1940 Act and custodial arrangements entered into in the ordinary course of business with respect to all other investment companies), receiver, trustee, conservator, liquidator or similar official shall be appointed for such Borrower or any substantial part of its Property, or a proceeding described in Section 8.1(g)(v) shall be instituted against such Borrower and such appointment continues undischarged or any such proceeding continues undismissed or unstayed for a period of 60 days; or

(i)     Such Borrower, if currently registered under the 1940 Act, shall fail to comply in any material respect with any provision of the 1940 Act and such failure to comply could be reasonably expected to have a Material Adverse Effect with respect to such Borrower.

Section 8.2.     Remedies for Non-Bankruptcy Defaults. When any Event of Default with respect to a Borrower, other than an Event of Default described in subsection (g) or (h) of Section 8.1 hereof, has occurred and is continuing, the Lender may, by notice to such Borrower, take either or both of the following actions: (i) terminate the Commitment of the Lender available to such Borrower hereunder stated in such notice, and (ii) declare the principal of and the accrued interest on the Notes of such Borrower to be forthwith due and payable and thereupon said Notes, including both principal and interest, shall be and become immediately due and payable together with all other amounts payable under this Agreement without further demand, presentment, protest or notice of any kind.

Section 8.3.     Remedies for Bankruptcy Defaults. When any Event of Default described in subsections (g) or (h) of Section 8.1 hereof has occurred and is continuing with respect to a Borrower, then the principal of and accrued interest on the Note of such Borrower shall immediately become due and payable together with all other amounts payable by such Borrower under this Agreement without presentment, demand, protest or notice of any kind, and the obligation of the Lender to extend further credit to such Borrower pursuant to any of the terms of this Agreement shall immediately terminate.

SECTION 9.	MISCELLANEOUS.

Section 9.1.     Amendments and Waivers. No amendment, modification, termination or waiver of any provision of this Agreement or of any other Loan Document, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Lender and the Borrowers. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

Section 9.2.     No Waiver of Rights. No delay or failure on the part of the Lender or on the part of the holder or holders of any Note in the exercise of any power or right shall operate as a waiver thereof, nor as an acquiescence in any Potential Event of Default or Event of Default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof, or the exercise of any other power or right, and the rights and remedies hereunder of the Lender and of the holder or holders of any Notes are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

Section 9.3.     Holidays. If any principal of any Note shall fall due on a Saturday, Sunday or on another day which is a legal holiday in the State of Illinois, interest at the rate such Note bears for the period prior to maturity shall continue to accrue on such principal from the stated due date thereof to the next succeeding business day on which the same is payable.

Section 9.4.     Documentary Taxes. The Borrowers shall pay any federal documentary or similar taxes payable in respect to this Agreement, the Notes, and the other Loan Documents including interest and penalties, in the event any such taxes are assessed irrespective of when such assessment is made and whether or not any credit is then in use or available under the Loan Documents.

Section 9.5.     Survival of Representations. All representations and warranties made herein or in certificates given pursuant hereto shall survive the execution and delivery of this Agreement and of the other Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder.

Section 9.6.     Notices. Unless otherwise expressly provided herein, all communications provided for herein shall be in writing (including, without limitation, notice by telecopy and, in the case of a Borrower, electronic mail) and shall be given to the relevant party at its address or telecopier number set forth below (or, in the case of any borrowing notice, the telecopier number specified on Schedule 1.3 attached hereto), or such other address or telecopier number or, in the case of a Borrower, electronic mail address, as such party may hereafter specify by notice to the other given by courier, by United States certified or registered mail, by telecopy or by other telecommunication device capable of creating a written record of such notice and its receipt. Notices hereunder shall be addressed:

to the Borrower at:	to the Bank at:

51 West 52nd Street	Bank of Montreal
23rd Floor	115 South LaSalle Street
New York, New York 10019	Chicago, Illinois 60603
Attention: Robert Aufenanger	Attention: Futures and Securities Division
Telephone: (212) 882-5482	Telephone: (312) 461-4813
Telecopy: (312) 765-8201
Email: robert.aufenanger@ubs.com

with a copy to:

Steven Drachman
Email: steven.drachman@ubs.com

Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in this Section and a confirmation of such telecopy has been received by the sender, (ii) if given by mail, five (5) days after such communication is deposited in the mail, postage prepaid, certified or registered with return receipt requested, addressed as aforesaid or (iii) if given by any other means, when delivered at the addresses specified in this Section; provided that any notice given pursuant to Section 1 hereof shall be effective only upon receipt.

Section 9.7.     Costs and Expenses; Indemnification. Each Borrower agrees to pay on demand all costs and expenses (including attorneys’ fees), if any, incurred by the Lender in connection with the enforcement against such Borrower of this Agreement, the other Loan Documents and any of the other instruments and documents to be delivered hereunder or thereunder. Each Borrower severally agrees to indemnify and save harmless the Lender and its directors, officers and employees (collectively, with the Lender, the “Indemnified Parties” and each an “Indemnified Party”), from any and all claims, liabilities, losses, costs and expenses incurred by an Indemnified Party in connection with any action, suit or proceeding brought against an Indemnified Party by any Person which arises out of the transactions contemplated or financed hereby (solely with respect to such Borrower) or such Borrower’s Note, or out of any action or inaction by the Indemnified Parties hereunder or thereunder, except for such thereof as is caused by the gross negligence or willful misconduct of such Indemnified Party. The provisions of this Section 9.7 shall survive payment of the Notes and the termination of the Commitment hereunder.

Section 9.8.     Submission to Jurisdiction; Waiver of Jury Trial. Each Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City for purposes of all legal proceedings arising out of or relating to this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby. Each Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Each of the Borrowers and the Lender hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to any Loan Document or the transactions contemplated thereby.

Section 9.9.     Counterparts. This Agreement may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one and the same instrument.

Section 9.10.     Successors and Assigns; Governing Law; Entire Agreement. This Agreement shall be binding upon each Borrower and its successors and assigns, and shall be binding upon and inure to the benefit of the Lender and the benefit of its successors and assigns, including any subsequent holder of each Note. This Agreement and the rights and duties of the parties hereto, shall be construed and determined in accordance with the internal laws of the State of New York, without regard to principles of conflict of laws. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby. No Borrower may assign its rights hereunder without the written consent of the Lender.

Section 9.11.     Confidentiality. The Lender agrees to keep confidential all non-public information provided to it by any of the Borrowers pursuant to this Agreement; provided that nothing herein shall prevent the Lender from disclosing any such information (i) to any assignee or potential assignee who agrees for the benefit of the Borrowers to comply with the provisions of this Section, (ii) to its employees, directors, Affiliates, agents, attorneys, accountants and other professional advisors who have a need to know such information in accordance with customary banking practices, (iii) upon the request or demand of any Governmental Authority having jurisdiction over such Lender, (iv) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any requirement of law, or (v) which has been publicly disclosed other than in breach of this Agreement. For purposes of this Section 9.11, “Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

Section 9.12.     Table of Contents and Headings. The table of contents and section headings in this Agreement are for convenience of reference only and shall not govern the interpretation of any of the provisions hereof.

This Credit Agreement is entered into between us for the uses and purposes hereinabove set forth as of the date first above written.

UBS PW EQUITY OPPORTUNITY FUND, LTD.
By
Name	____________________________
Title	____________________________

PW TECHNOLOGY FUND, LTD.
By
Name	____________________________
Title	____________________________

UBS EQUITY OPPORTUNITY FUND II, L.L.C.
By
Name	____________________________
Title	____________________________

UBS EQUITY OPPORTUNITY FUND, L.L.C.
By
Name	____________________________
Title	____________________________

UBS CREDIT RECOVERY FUND, L.L.C.
By
Name	____________________________
Title	____________________________

UBS EVENT FUND, L.L.C.
By
Name	____________________________
Title	____________________________

UBS TECHNOLOGY PARTNERS, L.L.C.
By
Name	____________________________
Title	____________________________

UBS M2 FUND, L.L.C.
By
Name	____________________________
Title	____________________________

UBS MASTERS FUND, L.L.C.
By
Name	____________________________
Title	____________________________

UBS MULTI-STRAT FUND, L.L.C.
By
Name	____________________________
Title	____________________________

UBS ACTIVIST PARTNERS, L.L.C.
By
Name	____________________________
Title	____________________________

Accepted and agreed to as of the day and year last above written.

BANK OF MONTREAL

By	Its ___________________________

EXHIBIT A

__________________________

REVOLVING CREDIT NOTE

$200,000,000	July 29, 2008

FOR VALUE RECEIVED, the undersigned, ________________________, a ___________ (the “Borrower”), promises to pay to the order of Bank of Montreal (the “Lender”) on the dates specified in the Credit Agreement referred to below, at the office of Bank of Montreal in Chicago, Illinois, Two Hundred Million Dollars ($200,000,000), or, if less, the aggregate unpaid principal amount of all loans made to the Borrower by the Lender under the terms of the Credit Agreement hereinafter mentioned, together with interest on the outstanding principal amount of all such loans at the rates, and payable in the manner and on the dates, specified in said Credit Agreement.

This Note evidences borrowings by the Borrower under the Credit Agreement dated as of July 29, 2008, (the “Credit Agreement”), among the Borrower, the other borrowers parties thereto, and the Lender. This Note and the holder hereof are entitled equally and ratably to all the benefits provided for under the Credit Agreement to which reference is made for a statement thereof.

The payee hereof shall record on its books or records or on a schedule to this Note, which is a part hereof, the principal amount of each loan made under the Credit Agreement, all payments of principal and interest and the principal balance from time to time outstanding. Prior to transfer of this Note all such amounts shall be recorded on a schedule attached to this Note, and such schedule shall, other than in the case of manifest error, to the extent permitted by applicable law, be prima facie evidence of all such amounts; provided, however, that the failure of the payee hereof to record any of the foregoing shall not limit or otherwise affect the obligation of the Borrower to repay all loans made to it under the Credit Agreement together with accrued interest thereon. This Note may be declared due and payable, voluntary prepayments may be made hereon, and mandatory payments shall be paid hereon, all as provided in the Credit Agreement.

Presentment, demand, protest and notice of dishonor are waived by the Borrower and all endorsers, sureties, makers, guarantors and other parties hereto.

______________________________________

By
Its ________________________________

EXHIBIT B

(TO BE RETYPED ON LETTERHEAD OF COUNSEL

FOR THE U.S. BORROWERS

AND DATED AS OF DATE OF CLOSING)

EXHIBIT C

(TO BE RETYPED ON LETTERHEAD OF COUNSEL

FOR THE CAYMAN BORROWERS

AND DATED AS OF DATE OF CLOSING)

EXHIBIT D

COMPLIANCE CERTIFICATE

This Compliance Certificate is furnished to Bank of Montreal (the “Lender”) pursuant to that certain Credit Agreement dated as of July 29, 2008, among UBS PW Equity Opportunity Fund, Ltd., PW Technology Fund, Ltd., UBS Equity Opportunity Fund II, L.L.C., UBS Equity Opportunity Fund, L.L.C., UBS Credit Recovery Fund, L.L.C., UBS Event Fund, L.L.C., UBS Technology Partners, L.L.C., UBS M2 Fund, L.L.C., UBS Masters Fund, L.L.C., UBS Multi-Strat Fund, L.L.C., and UBS Activist Partners, L.L.C. (individually a “Borrower” and collectively the “Borrowers”) and the Lender (the “Credit Agreement”). Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1.     I am the _____________________________ of each of the Borrowers;

2.     I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of each Borrower during the accounting period covered by this Compliance Certificate;

3.     Schedule I attached hereto sets forth financial data and computations evidencing each Borrower’s compliance with Sections 7.24, 7.25 and 7.26 of the Credit Agreement, all of which data and computations are, true, complete and correct.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the relevant Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

__________________________________________________________________________

__________________________________________________________________________

__________________________________________________________________________

The foregoing certifications, together with the computations set forth in Schedule I hereto, are made and delivered this _____ day of _________, 20__.

UBS M2 FUND, L.L.C.
UBS PW EQUITY OPPORTUNITY FUND, LTD.
UBS EVENT FUND, L.L.C.
UBS CREDIT RECOVERY FUND, L.L.C.
UBS MASTERS FUND, L.L.C.
UBS TECHNOLOGY PARTNERS, L.L.C.
UBS EQUITY OPPORTUNITY FUND, L.L.C.
UBS EQUITY OPPORTUNITY FUND II, L.L.C.
PW TECHNOLOGY FUND, LTD.
UBS MULTI-STRAT FUND, L.L.C.
UBS ACTIVIST PARTNERS, L.L.C.
By
Its Authorized Person

SCHEDULE I

TO COMPLIANCE CERTIFICATE

Compliance Calculations for

Credit Agreement

Dated as of July 29, 2008

Calculations as of _________, 200___

Borrower	Minimum Number of Investment Managers	Maximum Investments in Top Manager	Maximum Investments in Top 5 Managers	Maximum Monthly Loss	Maximum Trailing Twelve Months Loss	Maximum Leverage Ratio
UBS M2 Fund, L.L.C.	15	20%	50%	7.5%	20%	Applicable Percentage
ACTUAL
UBS PW Equity Opportunity Fund Limited	8	25%	80%	7.5%	20%	Applicable Percentage
ACTUAL
UBS Event Fund, L.L.C.	15	20%	50%	7.5%	20%	Applicable Percentage
ACTUAL
UBS Credit Recovery Fund, L.L.C.	15	20%	50%	7.5%	20%	Applicable Percentage
ACTUAL
UBS Masters Fund, L.L.C.	10	20%	65%	7.5%	20%	Applicable Percentage
ACTUAL
UBS Technology Partners, L.L.C.	8	20%	65%	7.5%	20%	Applicable Percentage
ACTUAL
UBS Equity Opportunity Fund, L.L.C.	10	20%	50%	7.5%	20%	Applicable Percentage
ACTUAL
UBS Equity Opportunity Fund II, L.L.C.	10	20%	50%	7.5%	20%	Applicable Percentage
ACTUAL
PW Technology Fund Ltd.	6	25%	85%	7.5%	20%	Applicable Percentage
ACTUAL
UBS Multi-Strat Fund, L.L.C.	15	20%	50%	7.5%	20%	Applicable Percentage
ACTUAL
UBS Activist Partners, L.L.C.	8	20%	75%	7.5%	20%	Applicable Percentage
ACTUAL

“Applicable Percentage” means, with respect to a Borrower, 20% or, if such Borrower suffers a Loss during any month that exceeds the percentage specified in Column E on Schedule I to the Credit Agreement opposite such Borrower’s name, the Applicable Percentage for such Borrower shall be 15% commencing on the last day of the month in which such Borrower suffered such Loss through the last day of the first month thereafter during which such Borrower does not suffer a Loss.

SCHEDULE I

TO

CREDIT AGREEMENT

A	B	C	D	E	F	G
Borrower	Minimum Number of Investment Managers	Maximum Investments in Top Manager	Maximum Investments in Top 5 Managers	Maximum Monthly Loss	Maximum Trailing Twelve Months Loss	Maximum Leverage Ratio
UBS M2 Fund, L.L.C.	15	20%	50%	7.5%	20%	20%
UBS PW Equity Opportunity Fund Limited	8	25%	80%	7.5%	20%	20%
UBS Event Fund, L.L.C.	15	20%	50%	7.5%	20%	20%
UBS Credit Recovery Fund, L.L.C.	15	20%	50%	7.5%	20%	20%
UBS Masters Fund, L.L.C.	10	20%	65%	7.5%	20%	20%
UBS Technology Partners, L.L.C.	8	20%	65%	7.5%	20%	20%
UBS Equity Opportunity Fund, L.L.C.	10	20%	50%	7.5%	20%	20%
UBS Equity Opportunity Fund II, L.L.C.	10	20%	50%	7.5%	20%	20%
PW Technology Fund Ltd.	6	25%	85%	7.5%	20%	20%
UBS Multi-Strat Fund, L.L.C.	15	20%	50%	7.5%	20%	20%
UBS Activist Partners, L.L.C.	8	20%	75%	7.5%	20%	20%

SCHEDULE 1.3(a)

UBS FUNDS

FORM OF BORROWING NOTICE

_________________, _____

Bank of Montreal

115 South LaSalle Street

Chicago, Illinois 60690

Attention: Marielcy Romero

Fax: (312) 293-5030

Phone: (312) 461-3524

Re:     Request for Loan

Reference is made to the Credit Agreement, (the “Agreement”) dated as of July 29, 2008, as amended, among UBS PW Equity Opportunity Fund, Ltd., PW Technology Fund, Ltd., UBS Equity Opportunity Fund II, L.L.C., UBS Equity Opportunity Fund, L.L.C., UBS Credit Recovery Fund, L.L.C., UBS Event Fund, L.L.C., UBS Technology Partners, L.L.C., UBS M2 Fund, L.L.C., UBS Masters Fund, L.L.C., UBS Multi-Strat Fund, L.L.C., and UBS Activist Partners, L.L.C. (individually a “Borrower” and collectively the “Borrowers”) and Bank of Montreal. Terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

________________________, for the Borrower named below, hereby gives you notice pursuant to Section 1.3(a) of the Agreement that it requests a Loan under the terms of the Agreement, and sets forth below certain terms on which such Loan is requested to be made:

(1)	Borrower	_________________________________
(2)	Borrowing Date	_________________________________
(3)	Dollar Amount of Loan Requested	_________________________________

The Borrower hereby certifies that as of the date hereof and as of the Borrowing Date, prior to and after giving effect to the Loan requested hereby, (A) the aggregate principal amount of all Loans outstanding to the Borrower does not exceed the lesser of the Commitment and the Borrower’s Borrowing Limit, and (B) the aggregate principal of all Loans outstanding to all of the Borrowers does not exceed $200,000,000 as evidenced below;

(1)	Aggregate Principal Outstanding for Borrower (giving effect to requested Loan)	$_______________

(2)	Total Eligible Asset Value (as of ________)	$_______________

(3)	(2) multiplied by the Applicable Percentage (______%)	$_______________

(4)	Total Assets	$_______________

(5)	(4) multiplied by 33-1/3%	$_______________

(6)	Aggregate Outstanding of all Borrowers (must be $200,000,000 or less)	$_______________

Very truly yours,
_________________________ (“Borrower”)

By: ________________________________
Print Name: __________________________
Title: _______________________________